Exhibit 4.1

INTERSECTIONS INC.

INVESTORS’ RIGHTS AGREEMENT

     This INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) entered into as of November      , 2001, by and among INTERSECTIONS INC., a Delaware corporation (the “Company”), the holders of the Company’s Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock listed on Exhibit A hereto (the “Existing Investors”), and CD HOLDINGS INC., a Georgia corporation (“EFX” and together with the Existing Investors, the “Investors”).

W I T N E S S E T H:

     WHEREAS, the Company, Conning Capital Partners V, L.P., a Delaware limited partnership (“Conning”), and certain other holders of the Company’s Series C Preferred Stock (together with Conning, the “Series C Stockholders”) are parties to a Series C Preferred Stock Purchase Agreement dated as of January 7, 2001, as amended (the “Series C Purchase Agreement”), pursuant to which the Company granted the Series C Stockholders certain rights with respect to shares of Series C Preferred Stock issued to the Series C Stockholders;

     WHEREAS, the Company and Loeb Holding Corporation, a Maryland corporation (“Loeb”) are parties to a Registration Rights Agreement dated as of January 10, 2001, as amended (the “Registration Rights Agreement”), pursuant to which the Company granted to Loeb and certain other Existing Investors certain registration rights with respect to shares of the Company’s capital stock owned by Loeb and such other Existing Investors;

     WHEREAS, the Company and EFX have entered into a Note Purchase Agreement (the “Purchase Agreement”) of even date herewith pursuant to which the Company and CreditComm Services LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“CreditComm”), desire to sell to EFX and EFX desires to purchase from the Company and CreditComm, a single senior secured note in the original stated principal amount of $20,000,000 which is convertible into shares of the Company’s Series D Preferred Stock on the terms and subject to the conditions set forth therein (the “Note”);

     WHEREAS, a condition to EFX’s obligations under the Purchase Agreement is that the Company and the Existing Investors enter into this Agreement in order to, among other things, terminate certain of their respective rights under the Series C Purchase Agreement and the Registration Rights Agreement, and provide EFX with (i) certain rights to register shares of the Company’s Common Stock issuable upon conversion of the Series D Preferred Stock issuable upon conversion of the Note, (ii) certain rights to receive or inspect information pertaining to the Company, and (iii) a right of first offer with respect to certain issuances by the Company of its securities; and

     WHEREAS, the Company and the Existing Investors each desire to induce EFX to purchase the Note pursuant to the Purchase Agreement by agreeing to the terms and conditions set forth herein;

     NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1.     Definitions and Accounting Terms.

          1.1. Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

               "Acquisition” shall mean any transaction pursuant to which the Company or any Subsidiary (a) acquires Equity Securities of any Person, (b) causes or permits any person to be merged into the Company or any Subsidiary, in any case pursuant to a merger, purchase of assets or any reorganization providing for the delivery or issuance to the holders of such Person’s then outstanding securities, in exchange for such securities, of cash or securities of the Company or any Subsidiary, or a combination thereof, or (c) purchases all or substantially all of the business or assets of any Person.

               "Affiliate” shall mean, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, five percent (5%) or more of the Stock having ordinary voting power in the election of directors of such Persons, (b) each Person that controls, is controlled by or is under common control with such Person, (c) each of such Person’s officers, directors, joint venturers and partners and (d) in the case of the Company, the immediate family members, spouses and lineal descendants of individuals who are Affiliates of the Company. For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term “Affiliate” shall specifically exclude EFX and Conning.

               "Agreement” shall mean this Investors’ Rights Agreement, including all amendments, modifications or supplements thereto.

               "Applicable Conversion Value” shall have the meaning assigned to such term in the Certificate of Incorporation.

               "Board of Directors” shall mean the Board of Directors of the Company, as constituted from time to time.

               "By-Laws” shall mean the By-Laws of the Company, including all amendments.

               "Certificate of Incorporation” shall mean the Restated Certificate of Incorporation of the Company, as amended, modified or supplemented from time to time.

               "Closing Date” shall have the meaning ascribed to such term in the Purchase Agreement.

               "Code” shall mean the Internal Revenue Code of 1986, as amended.

               "Commission” shall mean the Securities and Exchange Commission or any other federal agency then administering the Securities Act or Exchange Act.

               "Common Stock” shall mean (i) the Common Stock, $.01 par value, of the Company, (ii) any other capital stock of any class or classes (however designated) of the Company, authorized on or after the date hereof, the holders of which shall have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating dividends after the payment of dividends and distributions on any shares entitled to preference, and the holders of which shall ordinarily, in the absence of contingencies or in the absence of any provision to the contrary in the Company’s certificate of incorporation, be entitled to vote for the election of a majority of directors of the Company (even though the right so to vote has been suspended by the happening of such a contingency or provision), and (iii) any other securities into which or for which any of the securities described in (i) or (ii) may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.

               "Company” shall have the meaning assigned to such term in the introductory sentence hereof.

               "Demand Registration” shall mean and include an EFX Demand Registration, a Series C Demand Registration, and a Loeb Demand Registration.

               "Default” shall mean any event which, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

               "Distribution” shall mean, with respect to any Person, the declaration or payment of any dividends by such Person, or the purchase, redemption, retirement or other acquisition for value of any of its capital stock or other Equity Securities (including warrants, options and other rights to acquire capital stock or other Equity Securities) now or hereafter outstanding, or the making of any distribution of assets to its stockholders as such whether in cash, assets or in obligations of such Person, or the allocation or other setting apart of any sum for the payment of any dividend or distribution on, or for the purchase, redemption or retirement of any shares of its capital stock or other Equity Securities, or the making of any other distribution by reduction of capital or otherwise in respect of any shares of its capital stock or other Equity Securities.

               "Effective” shall mean that all requirements under the Securities Act with respect to a Registration Statement have been satisfied and that the Commission has officially approved the public distribution or circulation of the Registration Statement in connection with a public offering of Registrable Securities.

               "Effective Date” shall mean the date on which a Registration Statement is declared to be Effective.

               "Equity Securities” shall mean, with respect to any Person, (i) shares of common stock, partnership interests or membership interests of such Person, (ii) any other equity security of such Person, including, without limitation, shares of preferred stock, (iii) any equity-linked securities including, without limitation, stock appreciation rights, “phantom” stock rights or rights to payment based on the performance (e.g. revenues, EBITDA, earnings, etc.) of such Person, (iv) any notes or debt securities of such Person containing equity features (including any notes or debt securities convertible into or exchangeable for equity securities, issued in connection with the issuance of equity securities or containing profit participation features) or (v) any right, option or warrant to acquire any such equity security or any such note or debt security.

               "Event of Default” shall have the meaning assigned to it in Section 8.1 of the Purchase Agreement.

               "Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated pursuant thereto.

               "Fiscal Quarter” shall mean any of the quarterly accounting periods of the Company and its Subsidiaries.

               "GAAP” shall mean generally accepted accounting principles as set forth from time to time in the opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements of the Financial Accounting Standards Board or in such opinions and statements of such other entities as shall be approved by a significant segment of the accounting profession.

               "Holder” means any Person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 2.8 of this Agreement.

               "Indebtedness” of any Person shall mean without duplication (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment for which is deferred six (6) months or more, but excluding obligations to trade purchasers incurred in the ordinary course of business that are not overdue by more than six (6) months unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations (as such term is defined in the Purchase Agreement), (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and (i) the Obligations.

               "Initial Public Offering” shall mean the first offering for sale of Common Stock for the account of the Company or for the account of any Holder pursuant to an Effective Registration Statement.

               "Inspectors” shall have the meaning given such term in Section 2.5(i).

               "Key Employee” shall have the meaning given such term in the Purchase Agreement.

               "Material Adverse Effect” shall have the meaning assigned to such term in the Purchase Agreement.

               "NASD” shall mean the National Association of Securities Dealers, Inc.

               "NASDAQ” shall mean the National Association of Securities Dealers Automated Quotations System.

               "Obligations” shall have the meaning assigned to such term in the Purchase Agreement.

               "Offer” shall have the meaning assigned to such term in Section 3.3(a).

               "Offeree” shall have the meaning assigned to such term in Section 3.3(a).

               "Offer Notice” shall have the meaning assigned to such term in Section 3.3(a).

               "Offered Securities” shall have the meaning assigned to that term in Section 3.3(a).

               "Permitted Equity Issuance” shall have the meaning assigned to such term in the Purchase Agreement.

               "Permitted Secured Indebtedness” shall have the meaning assigned to such term in the Purchase Agreement.

               "Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

               "PORTAL” shall have the meaning assigned to such term in Section 3.1(l).

               "Proprietary Rights” shall mean all of the following along with all income, royalties, damages and payments thereon (including damages and payments for past or future infringements or misappropriations thereof), the rights to sue and recover for past infringements and misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world: (a) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissues, continuations, continuations-in-part, revisions, extensions or reexaminations thereof; (b) trademarks, service marks, trade dress, trade names, domain names, corporate names and registrations, renewals and applications for registration thereof, together with the goodwill associated therewith; (c) copyrights and copyrightable works and registrations, renewals and applications for registration thereof; (d) mask works and registrations and applications for registration thereof; (e) computer software (including all source and object code, databases, data and documentation); (f) trade secrets and other confidential information (including ideas, formulas, compositions, inventions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals. technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (g) other intellectual property rights; and (h) copies and tangible embodiments thereof (in whatever form or medium).

               "Pro Rata” shall mean, at any date of determination thereof, the number of shares of Common Stock held by a holder thereof (determined on an “as if converted” basis) divided by the sum of the number of outstanding shares of Common Stock plus the number of shares of Common Stock issuable upon exercise of all outstanding vested rights, options or warrants or convertible or exchangeable securities.

               "Qualified Holder” shall mean (i) each holder of at least 1,500 shares of Common Stock issued or issuable upon conversion of Series D Shares issued or held by such holder, and (ii) each holder of at least 700 shares of Common Stock issued or issuable upon conversion of Series C Preferred Stock issued or held by such holder, which numbers shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event.

               "Qualified Public Offering” shall have the meaning ascribed to such term in Section (B)(4)(b)(i) of Article Fourth of the Certificate of Incorporation.

               "Records” shall have the meaning assigned to that term in Section 2.5(i).

               "Registrable Securities” shall mean (a) the shares of Common Stock owned by Loeb and the Stockholders, (b) the shares of Common Stock issued or issuable upon conversion of the Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock, (c) shares of Common Stock issuable or issued upon conversion of the shares of Series D Preferred Stock issued or issuable upon conversion of the Note, and (d) any shares of capital stock of the Company acquired after the date hereof by the Investors, including shares of Common Stock issuable on the conversion of other securities or the exercise of options acquired by any Investor pursuant to Section 3.3 or otherwise; provided, however, that such securities shall cease to be Registrable Securities if and when (w) a Registration Statement with respect to the disposition of such securities shall have become Effective under the Securities Act and such securities shall have been disposed of pursuant to such Effective Registration Statement, (x) such securities shall have been otherwise transferred, if new certificates or other evidences of ownership for such securities not bearing a legend restricting further transfer and not subject to any stop transfer order or other restrictions on transfer shall have been delivered by the Company, and subsequent disposition of such securities shall not require Registration or qualification of such securities under the Securities Act, or (y) such securities shall have ceased to be outstanding or (z) such securities may be sold without any volume limits under Rule 144.

               "Registration” shall mean the satisfaction by the Company of all applicable requirements under the Securities Act as evidenced by the official approval of the Commission in connection with a public offering by the Company of Registrable Securities.

               "Registration Expenses” shall mean all expenses incident to the Company’s performance of or compliance with its obligations under this Agreement, including, without limitation, all Commission and stock exchange or NASD registration and filing fees and expenses, fees and expenses of compliance with applicable state securities or “blue sky” laws (including, without limitation, reasonable fees and disbursements of counsel for the underwriters in connection with “blue sky” qualifications of the Registrable Securities), printing expenses, messenger and delivery expenses, the fees and expenses incurred in connection with the listing of the securities to be registered in a public offering on each securities exchange or national market system on which such securities are to be so listed and, following such initial public offering, the fees and expenses incurred in connection with the listing of such securities to be registered on each securities exchange or national market system on which such securities are listed, fees and disbursements of counsel for the Company and all independent certified public accountants (including the expenses of any annual audit and “cold comfort” letters required by or incident to such performance and compliance), the fees and disbursements of underwriters customarily paid by issuers or sellers of securities (including the fees and expenses of any “qualified independent underwriter” required by the NASD), the fees of one counsel retained in connection with each such Registration by the holders of the Registrable Securities being registered, the reasonable fees and expenses of any special experts retained by the Company in connection with such Registration, and fees and expenses of other Persons retained by the Company; provided, however, that Registration Expenses shall exclude all underwriting discounts, selling commissions and transfer taxes applicable to the sale of Registrable Securities.

               "Registration Statement” shall mean any disclosure document that the Company is required to file under the Securities Act in connection with a public offering of Registrable Securities.

               "Related Agreements” shall mean the Certificate of Incorporation and the Stockholders Agreement, including all amendments, modifications or supplements thereto.

               "Requisite Series C Holders” shall mean holders of at least a majority of the Common Stock issued or issuable upon conversion of the Series C Preferred Stock.

               "Requisite Series D Holders” shall mean holders of at least a majority of the Common Stock issued or issuable upon conversion of the Series D Shares.

               "Rule 144A Information” shall have the meaning assigned to such term in Section 3.1(l).

               "Securities Act” shall mean the Securities Act of 1933, as amended from time to time or any other federal act, rule or regulation requiring Registration with any federal agency in connection with a public offering of Registrable Securities.

               "Series D Shares” shall mean and include all shares of Series D Preferred Stock now owned or hereafter acquired by any of the Investors, and any shares of capital stock of the Company or another entity that may be issued in exchange for or in respect of any such shares of Series D Preferred Stock (whether pursuant to a stock split, stock dividend, combination, reclassification, reorganization, or any other means), and any right or instrument that contains any feature, conditional or otherwise, whereby any shares of such capital stock may be obtained; provided, however, for the purposes of any computation of the number of Series D Shares pursuant to this Agreement, any such right or instrument shall be deemed converted, exercised or exchanged as applicable, and the shares of Series D Preferred Stock issuable upon such conversion, exercise or exchange shall be deemed outstanding, regardless of whether such conversion, exercise or exchange has actually been effected.

               "Stockholders” shall mean the stockholders of the Company listed on Schedule A attached hereto.

               "Stockholders’ Agreement” shall mean the Amended and Restated Stockholders’ Agreement, dated as of November      , 2001, among the Company and the parties thereto, including all amendments, modifications or supplements thereto.

               "Subsidiary” shall mean, with respect to any Person, (a) any corporation or other entity of which an aggregate of more than fifty percent (50%) of the outstanding Stock having ordinary voting power to elect a majority of the board of directors (or comparable governing body) of such entity (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person and/or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of fifty percent (50%) or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) or of which any such Person is a general partner or may exercise the powers of a general partner, and includes, without limitation, CreditComm or its other Subsidiaries.

               "Termination Date” shall have the meaning assigned to such term in the Purchase Agreement.

               "Wholly-Owned Subsidiary” shall mean any such corporation or entity of which all of such securities or other ownership interests are so owned directly or indirectly by the Company or any of its other Wholly-Owned Subsidiaries.

          1.2. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistently applied, and all financial data submitted pursuant to this Agreement, unless otherwise specified, shall be prepared in accordance with GAAP.

     2.     Registration Rights. The Company and the Investors covenant and agree as follows:

          2.1. Demand Registrations.

               (a)  Initiating Holders.

                    (i)  Series D Stockholders. At any time and from time to time after the third anniversary of the Closing Date and prior to five years from the date of the Initial Public Offering, upon the written request of the Requisite Series D Holders that the Company effect the Registration under the Securities Act (such a written request being hereinafter referred to as a “Series D Demand Registration Request”) of any of its Registrable Securities, the Company will promptly give written notice to all other Holders that a Series D Demand Registration Request has been received, and the number of Registrable Securities to be registered. Thereupon, the Company will use its reasonable best efforts to cause the prompt Registration under the Securities Act, subject to the provisions of this Agreement, of all Registrable Securities which the Requisite Series D Holders requested the Company to register (a “Series D Demand Registration”), and in connection therewith, prepare and file on such appropriate form as the Company, in its reasonable discretion, shall determine, a Registration Statement under the Securities Act to effect such Registration. The Holders initializing the Series D Demand Registration (the “Series D Initializing Holders”) may, at any time prior to the Effective Date of the Registration Statement relating to such Registration, revoke such request, without liability to any of the other Holders, by providing a written notice to the Company revoking such request; provided, however, that this shall still count as a Demand Registration unless the Series D Initializing Holders pay all Registration Expenses in connection with such Registration.

                    (ii)  Series C Stockholders. At any time and from time to time subsequent to 180 days after the date of and prior to five years from the date of the Initial Public Offering, upon the written request of the Requisite Series C Holders that the Company effect the Registration under the Securities Act (such a written request being hereinafter referred to as a “Series C Demand Registration Request”) of any of the Registrable Securities held by the Series C Stockholders, the Company will promptly give written notice to all other Holders that a Series C Demand Registration has been received. For a period of 15 days following delivery of such notice, the other Holders may request that the Company also register their Registrable Securities and after the expiration of such 15 day period, the Company shall notify all Holders of the number of Registrable Securities to be registered. Thereupon, the Company will use its reasonable best efforts to cause the prompt Registration under the Securities Act, subject to the provisions of this Agreement, of all Registrable Securities which the Holders thereof have requested the Company to register (a “Series C Demand Registration”), and in connection therewith, prepare and file on such appropriate form as the Company, in its reasonable discretion, shall determine, a Registration Statement under the Securities Act to effect such Registration. The Holders initiating the Series C Demand Registration (the “Series C Initiating Holders”) may, at any time prior to the Effective Date of the Registration Statement relating to such Registration, revoke such request, without liability to any of the other Holders, by providing a written notice to the Company revoking such request; provided, however, that this shall still count as a Demand Registration unless the Series C Initiating Holders pay all Registration Expenses in connection with such Registration.

                    (iii)  Loeb. At any time and from time to time subsequent to 180 days after the date of and prior to five years from the date of the Initial Public Offering, upon the written request of Loeb that the Company effect the Registration under the Securities Act (such a written request being hereinafter referred to as a “Loeb Demand Registration Request”) of any of the Registrable Securities held by Loeb, the Company will promptly give written notice to the Holders that a Loeb Demand Registration has been received. For a period of 15 days following delivery of such notice, the Holders may request that the Company also register their Registrable Securities and after the expiration of such 15 day period, the Company shall notify all Holders of the number of Registrable Securities to be registered. Thereupon, the Company will use its reasonable best efforts to cause the prompt Registration under the Securities Act, subject to the provisions of this Agreement, of all Registrable Securities which the Holders thereof have requested the Company to register (a “Loeb Demand Registration”), and in connection therewith, prepare and file on such appropriate form as the Company, in its reasonable discretion, shall determine, a Registration Statement under the Securities Act to effect such Registration. Loeb may, at any time prior to the Effective Date of the Registration Statement relating to such Registration, revoke such request, without liability to any of the other Holders, by providing a written notice to the Company revoking such request; provided, however, that this shall still count as a Demand Registration unless the such holders of Registrable Securities pay all Registration Expenses in connection with such Registration.

               (b)  Number of Registrations; Expenses. The Company shall not be obligated to effect, or take any action to effect, (i) more than one Demand Registration pursuant to Section 2.1(a)(i) of this Agreement in any twelve month period, (ii) any Demand Registrations pursuant to Section 2.1(a)(i) after the Company has effected two Demand Registrations at the request of the Requisite Series D Holders; (iii) more than one Demand Registration pursuant to Section 2.1(a)(ii), or (iv), more than one Demand Registration pursuant to Section 2.1(a)(iii). The Company shall pay all Registration Expenses in connection with Demand Registrations. Notwithstanding any other provisions contained in this Section 2, the Company shall not be required to (y) register any Registrable Securities pursuant to an Effective Registration Statement in connection with a Demand Registration if any previous Registration Statement became Effective less than 180 days prior to such request; or (z) effect any Demand Registration under Section 2.1(a) unless the market value of the Registrable Securities to be sold in any such Demand Registration shall be estimated to be at least $10,000,000 at the time of filing such Registration Statement.

               (c)  Effective Registration Statement. A Demand Registration shall not be deemed to have been effected unless the Registration Statement relating thereto (i) has become Effective under the Securities Act and 50% or more of the Registrable Securities of the holders thereof included in such Registration have actually been sold thereunder, and (ii) has remained Effective for a period of at least 90 days (or such shorter period in which all Registrable Securities included in such Registration have actually been sold thereunder); provided, however, that if after any Registration Statement requested pursuant to this Section 2 becomes Effective (x) such Registration Statement is subject to any stop order, injunction or other order or requirement of the Commission or other governmental agency or court solely due to the actions or omissions to act of the Company, (y) the conditions specified in the underwriting agreement, if any, entered into in connection with such Demand Registration are not solidified or waived, other than by reason of a failure of the holders initiating such Demand Registration, such Registration Statement shall not be counted as a Demand Registration.

               (d)  Selection of Underwriters. If any Demand Registration is in the form of an underwritten offering, the Holders of a majority of the Registrable Securities to be included in such Registration shall have the right to select the investment banker and manager or co-managers that will administer the offering, subject to the approval of the Company, which approval shall not be unreasonably withheld.

               (e)  Priority in Demand Registrations. If a Demand Registration pursuant to this Section 2 involves an underwritten offering and the managing underwriter shall advise the Company that, in its view, the number of equity securities requested to be included in such Registration exceeds the largest number of securities which can be sold without having an adverse effect on such offering, including the price at which such securities can be sold, the Company will include in such Registration (i) first, shares of Common Stock issued or issuable upon conversion of the Series D Preferred Stock proposed to be registered by the holders thereof, pro rata based on the number of shares of Common Stock proposed to be registered by each such Person, (ii) second, Registrable Securities proposed to be registered by the Holders thereof, pro rata based on the number of Registrable Securities proposed to be registered by each such Holder and (iii) third, securities that the Company proposes to issue and sell for its own account and all other securities proposed to be registered by the holders thereof, pro rata based on the number of securities proposed to be registered by each such Person.

               (f)  Disadvantageous Condition. Notwithstanding the foregoing, if the Company shall furnish to the Holder or Holders initiating registration pursuant to Section 2.1, a certificate signed by the Chairman of the Board or Chief Executive Officer of the Company stating that (i) the Company is conducting or about to conduct an offering of its securities and has been advised by its investment banker that such offering will be materially adversely affected by the registration so demanded, or (ii) the Company is engaged in a material financing, merger, acquisition of assets, sale of assets, recapitalization or other similar corporate action and in the good faith judgment of the Board of Directors, it would seriously impair the ability of the Company to effect the registration or would be seriously detrimental to the Company and its stockholders if such transaction were to be disclosed at such time, and it is therefore essential to defer the filing of a Registration Statement, the Company shall have the right to defer such filing for a period of not more than 90 days after receipt of the request for registration; provided, however, that the Company may not utilize this deferral right more than once in any twelve month period.

          2.2. Incidental Registration.

               (a)  Initial Public Offering. The Company shall give each holder of Series D Shares prompt written notice at least 15 days prior to the filing of any Registration Statement in connection with the Initial Public Offering. Such notice shall offer each holder of

Series D Shares the opportunity to include in such Registration Statement such number of Registrable Securities as each holder of Series D Shares may request. Upon the written request of each holder of Series D Shares made within 15 days after the receipt of the Company’s notice (which request shall specify the number of Registrable Securities intended to be disposed of by each holder of Series D Shares and the intended method of disposition thereof), the Company will use its reasonable best efforts to effect the Registration under the Securities Act of all Registrable Securities which the Company has been so requested to register by each holder of Series D Shares; provided, however, that (x) if such Registration involves an underwritten offering, each holder of Series D Shares must sell its Registrable Securities to the underwriters selected by the Company on the same terms and conditions as apply to the Company; and (y) if, at any time after giving written notice of its intention to register any securities pursuant to this Section 2.2(a) and prior to the Effective Date of the Registration Statement filed in connection with such Registration, the Company shall determine for any reason not to register such securities, the Company shall give written notice to each holder of Series D Shares and shall thereupon be relieved of its obligation to register any Registrable Securities in connection with such Registration (without prejudice, however, to rights of the holders of Series D Shares under Section 2.1). If a Registration pursuant to this Section 2.2(a) involves an underwritten public offering, any holder of Series D Shares may elect, in writing prior to the Effective Date of the Registration Statement filed in connection with such Registration, not to register such Registrable Securities in connection with such Registration. No Registration effected under this Section 2.2(a) shall relieve the Company of its obligations to effect Registrations upon request under Section 2.1 or Section 2.3. The Company shall pay all Registration Expenses in connection with each Registration of Registrable Securities requested pursuant to this Section 2.2(a).

               (b)  After the Initial Public Offering. If the Company at any time prior to 5 years from the date of the Initial Public Offering proposes to register any of its equity securities under the Securities Act (other than a Registration (i) relating to status of Common Stock issuable upon exercise of employee stock options or in connection with any employee benefit or similar plan of the Company, or (ii) in connection with an acquisition by the Company of another company), it shall each such time, subject to the provisions of Section 2.2(c), give prompt written notice to all Holders of its intention to do so and of such Holders’ rights under this Section 2.2(b), at least 15 days prior to the anticipated filing date of the Registration Statement relating to such Registration. Such notice shall offer all such Holders the opportunity to include in such Registration Statement such number of Registrable Securities as each such Holder may request. Upon the written request of any such Holder made within 10 days after the receipt of the Company’s notice (which request shall specify the number of Registrable Securities intended to be disposed of by such holder and the intended method of disposition thereof), the Company will use its reasonable best efforts to effect the Registration under the Securities Act of all Registrable Securities which the Company has been so requested to register by the Holders thereof; provided, however, that (x) if such Registration involves an underwritten offering, all Holders requesting to be included in the Company’s Registration must sell their Registrable Securities to the underwriters selected by the Company on the same terms and conditions as apply to the Company; and (y) if, at any time after giving written notice of its intention to register any securities pursuant to this Section 2.2(b) and prior to the Effective Date of the Registration Statement filed in connection with such Registration, the Company shall determine for any reason not to register such securities, the Company shall give written notice to all Holders and shall thereupon be relieved of its obligation to register any Registrable Securities in connection with such Registration, (without prejudice, however, to rights of the Holders of Registrable Securities under Section 2.1). If a Registration pursuant to this Section 2.2(b) involves an underwritten public offering, any Holder requesting to be included in such Registration may elect, in writing prior to the Effective Date of the Registration Statement filed in connection with such Registration, not to register such Registrable Securities in connection with such Registration. No Registration effected under this Section 2.2(b) shall relieve the Company of its obligations to effect Registrations upon request under Section 2.1 or Section 2.3. The Company shall pay all Registration Expenses in connection with each Registration of Registrable Securities requested pursuant to this Section 2.2(b).

               (c)  Priority in Incidental Registrations. If a Registration pursuant to Section 2.2 involves an underwritten offering and the managing underwriter advises the Company that, in its good faith view, the number of equity securities (including all Registrable Securities) which the Company, the Holders and any other Persons intend to include in such Registration exceeds the largest number of securities which can be sold without having an adverse effect on such offering, including the price at which such Registrable Securities can be sold, the Company will include in such Registration (i) first, securities that the Company proposes to issue and sell for its own account, (ii) second, Registrable Securities proposed to be registered by holders of Series D Shares, pro rata based on the number of Registrable Securities to be registered by each such holder, (iii) third, Registrable Securities proposed to be registered by the Holders thereof, pro rata based on the number of Registrable Securities to be registered by each such Holder, and (iv) fourth, all other securities proposed to be registered by the holders thereof, pro rata based on the number of securities proposed to be registered by each such Person; provided, however, that in no event shall the amount of Registrable Securities of the Requisite Series D Holders included in any such Registration be reduced below twenty-five percent (25%) of the total amount of securities included in such Registration unless such Requisite Series D Holders have requested registration of less than twenty-five percent (25%) of the total amount of securities included in such Registration, unless such Registration is the Initial Public Offering, in which case, the amount of Registrable Securities of the Requisite Series D Holders included in any such Registration may be reduced below twenty-five percent (25%) of the total amount of securities included in such Registration.

          2.3. Registrations on Form S-3.

               (a)  In case the Company shall receive from any holder of at least 20% of the Common Stock issued or issuable upon conversion of the Series D Preferred Stock, any holder or holders of at least 20% of the Common Stock issued or issuable upon the conversion of the Series C Preferred Stock, or Loeb, a written request or requests that the Company effect a registration on Form S-3 (or any successor form under the Securities Act) and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by any such Holder or Holders, the Company will:

                    (i)  promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

                    (ii)  as soon as practicable, use its reasonable best efforts to effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect more than three Registrations pursuant to this Section 2.3 at the request of Loeb and Conning; provided, further, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 2.3: (A) if Form S-3 is not available for such offering by the Holders; (B) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $1,000,000; (C) if the Company shall furnish to the Holders a certificate signed by the President or the Chief Financial Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 90 days after receipt of the request of the Holder or Holders under this Section 2.3; provided, however, that the Company shall not utilize this right more than once in any twelve month period; (D) if the Company has, within the 12 month period preceding the date of such request, already effected two registrations on Form S-3 for the Holders pursuant to this Section 2.3; (E) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance; or (F) during the period ending 90 days after the effective date of a registration statement subject to Section 2.2.

               (b)  Subject to the foregoing, the Company shall file a Registration Statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 2.3 shall not be counted as demands for registration or registrations effected pursuant to Sections 2.1 or 2.2, respectively.

               (c)  If the Holders initiating the registration request under this Section 2.3 intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.3 and the Company shall include such information in the written notice referred to in subsection 2.3(a). The underwriter will be selected by a majority in interest of the Holders requesting such registration and shall be reasonably acceptable to the Company. In such event, the right of any Holder to include his Registrable Securities in such registration shall be conditioned upon the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Holders initiating such registration and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 2.5(h)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 2.3, if the underwriter advises the Holders initiating such registration in writing that marketing factors require a limitation of the number of shares of to be underwritten, then the Holders initiating such registration shall advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Holders initiating such registration, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company so requested to be included owned by each Holder; provided however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting

               (d)  The Company shall pay all Registration Expenses in connection with each Registration of Registrable Securities requested pursuant to this Section 2.3.

          2.4. Holdback Agreements.

               (a)  In connection with the Initial Public Offering and upon written request of the Company or the underwriters managing such offering of the Company’s equity securities, each Holder agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any equity securities of the Company (other than those included in the Registration and any securities acquired by the Holder in or after such public offering) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time not to exceed 3 days prior to, and 180 days from, the Effective Date of such Registration as may be requested by the Company or such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of such offering; provided, however, that all officers, directors, and holders of more than 1% of the outstanding Common Stock (on an as-converted basis) enter into similar standoff agreements. Any discretionary waiver or termination of the restrictions of such agreements (including this Agreement) by the Company or the managing underwriter shall apply to all persons subject to such agreements on a pro rata basis, based upon the number of shares held by each subject to such agreements. In connection with the issuance of securities representing more than 1% of the outstanding Common Stock (on an as-converted basis), the Company shall obtain agreements from the purchasers of such securities substantially similar to those set forth in this Section 2.4(a), unless otherwise unanimously approved by the Board of Directors of the Company. The obligations described in Section 2.4 shall apply only if all officers and directors of the Company enter into similar agreements.

               (b)  If any Registration of Registrable Securities shall be in connection with an underwritten public offering, the Company agrees (i) not to effect any sale or distribution of any of its equity securities or of any security convertible into or exchangeable or exercisable for any equity security of the Company (other than any such sale or distribution of such securities in connection with any merger or consolidation by the Company or any Affiliate or the acquisition by the Company or an Affiliate of the Company of the capital stock or substantially all the assets of any other Person or in connection with an employee stock ownership or other benefit plan) during the seven days prior to, and during the 90 day period (or 180 day period in the case of the Initial Public Offering) which begins on, the Effective Date of such Registration Statement (except as part of such Registration) and (ii) that any agreement entered into after the date hereof pursuant to which the Company issues or agrees to issue any privately placed equity securities shall contain a provision under which the holders of such securities agree not to effect any sale or distribution of any such securities during the period referred to in the foregoing clause (i), including any sale pursuant to Rule 144, or any successor provision, under the Securities Act (except as part of such Registration, if permitted).

               (c)  Each Holder further agrees that the Company may impose stop-transfer instructions with respect to the securities of each Holder in order to enforce the foregoing covenants of this Section 2.4.

          2.5. Registration Procedures. In connection with any offering of Registrable Securities registered pursuant to this Agreement, the Company shall:

               (a)  Prepare and file with the Commission within 90 days after receipt of a request for Registration, a Registration Statement on any form for which the Company then qualifies and which counsel for the Company shall deem appropriate, and which form shall be available for the sale of the Registrable Securities in accordance with the intended methods of distribution thereof, and use its reasonable best efforts to cause such Registration Statement to become and remain Effective as provided herein, provided that before filing with the Commission a Registration Statement or disclosure document constituting part of a Registration Statement or any amendments or supplements thereto, the Company will (x) furnish to one counsel selected by the holders of a majority of the Registrable Securities covered by such Registration Statement copies of all such documents proposed to be filed for said counsel’s review and comment and (y) notify each holder of Registrable Securities covered by such Registration Statement of any stop order issued or threatened by the Commission and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

               (b)  Prepare and file with the Commission such amendments and supplements to such Registration Statement and any disclosure document constituting part of such Registration Statement used in connection therewith as may be necessary to keep Effective such Registration Statement for a period of not less than 90 days or such shorter period which will terminate when all Registrable Securities covered by such Registration Statement have been sold (but not before the expiration of the 90 day period, if applicable, referred to in Section 4(3) of the Securities Act and Rule 174 under the Securities Act, or any successor thereto, if applicable), and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such Registration Statement.

               (c) Furnish to each holder and each underwriter, if any, of Registrable Securities covered by such Registration Statement such number of copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto), and the disclosure document included in such Registration Statement (including each preliminary disclosure document), in conformity with the requirements of the Securities Act, and such other documents as any holder of Registrable Securities may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such holder.

               (d)  Use its best reasonable efforts to register or qualify such Registrable Securities under such other state securities or “blue sky” laws of such jurisdictions as any holder, and underwriter, if any, of Registrable Securities covered by such Registration Statement reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such holder and each underwriter, if any, to consummate the disposition in such jurisdictions of the Registrable Securities owned by such holder; provided that the Company will not be required to (x) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 2.5(d), (y) subject itself to taxation in any such jurisdiction or (z) consent to general service of process in any such jurisdiction.

               (e)  Use its best reasonable efforts to cause the Registrable Securities covered by such Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable the holder or holders thereof to consummate the disposition of such Registrable Securities.

               (f)  Immediately notify each holder of such Registrable Securities at any time when a disclosure document relating thereto is required to be delivered under the Securities Act of the happening of any event which comes to the Company’s attention if as a result of such event the disclosure document included in such Registration Statement contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly prepare and furnish to such holder a supplement or amendment to such disclosure document so that, as thereafter delivered to the holders of such Registrable Securities, such disclosure document will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

               (g)  Use its best reasonable efforts to cause all such Registrable Securities to be listed on a national securities exchange (including NASDAQ) and on each securities exchange on which similar securities issued by the Company may then be listed, and enter into such customary agreements including a listing application and indemnification agreement in customary form, and to provide a transfer agent and registrar for such Registrable Securities covered by such Registration Statement no later than the Effective Date of such Registration Statement.

               (h)  Enter into such customary agreements (including an underwriting agreement in customary form) and take all such other actions as the holders of a majority of the Registrable Securities being covered by such Registration Statement or the underwriters retained by such holders, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities, including customary representations, warranties, indemnities and agreements.

               (i)  Make available for inspection by any holder of Registrable Securities covered by such Registration Statement, any underwriter participating in any disposition pursuant to such Registration Statement, and any attorney, accountant or other agent retained by any such holder or underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company (collectively, “Records”), if any, as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s and its Affiliates’ officers, directors and employees to supply all information and respond to all inquiries reasonably requested by any such Inspector in connection with such Registration Statement.

               (j)  Use its best reasonable efforts to obtain a “cold comfort” letter from the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the holders of a majority in interest of the Registrable Securities being sold reasonably request.

               (k)  Otherwise uses its best reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to the holders of Registrable Securities, as soon as reasonably practicable, an earnings statement covering a period of at least twelve months, beginning with the first month after the Effective Date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

          2.6. Furnishing Information; Delay of Registration. It shall be a condition precedent to the obligation of the Company to take any action with respect to securities of a holder of Registrable Securities that such holder shall furnish to the Company such information regarding the securities held by such holder and the intended method of disposition thereof as the Company shall reasonably request and as shall be required in connection with the action taken by the Company. Each holder of Registrable Securities agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 2.5(f), such holder will forthwith discontinue disposition of Registrable Securities until such holder’s receipt of the copies of the supplemented or amended disclosure document contemplated by Section 2.5(f) hereof, and, if so directed by the Company, such holder will deliver to the Company (at the Company’s expense) all copies (including, without limitation, any and all drafts), other than permanent file copies, then in such holder’s possession, of the disclosure document covering such Registrable Securities current at the time of receipt of such notice. In the event the Company shall give any such notice, the period mentioned in Section 2.5(b) shall be extended by the number of days during the period from and including the date of the giving of such notice pursuant to Section 2.5(f) hereof to and including the date when each holder of Registrable Securities covered by such Registration Statement shall have received the copies of the supplemented or amended disclosure document contemplated by Section 2.5(f) hereof.

          2.7. Indemnification.

               (a)  Indemnification by the Company. In the event of any Registration of any securities of the Company under the Securities Act pursuant to this Agreement, the Company will indemnify and hold harmless, to the full extent permitted by law, each of the Holders of any Registrable Securities covered by such Registration Statement, their respective directors and officers, general partners, limited partners and managing directors, each other person who participates as an underwriter in the offering or sale of such securities and each other person, if any, who controls, is controlled by or is under common control with any such Holder or any such underwriter within the meaning of the Securities Act (and directors, officers, controlling persons, partners and managing directors of any of the foregoing), against any and all losses, claims, damages or liabilities, joint or several, and expenses (including any amounts paid in any settlement effected with the Company’s consent, which consent will not be unreasonably withheld) to which such holder, any such director or officer or general or limited partner or managing director or any such underwriter or controlling person may become subject under the Securities Act, state securities or “blue sky” laws, common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) or expenses arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained, on the Effective Date thereof, in any Registration Statement under which such securities were registered under the Securities Act, any preliminary, final or summary disclosure document contained therein, or any amendment or supplement thereto, (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of any federal, state or common law rule or regulations applicable to the Company and relating to action required of or inaction by the Company in connection with any such Registration. The Company shall reimburse each such Holder and each such director, officer, general partner, limited partner, managing director or underwriter and controlling person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending such loss, claim, liability, action or proceeding, provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement or amendment or supplement thereto or in any such preliminary, final or summary disclosure document in reliance upon and in conformity with written information furnished to the Company through an instrument duly executed by such Holder in its capacity as a Holder of Registrable Securities in the Company or any such director, officer, general or limited partner, managing director or underwriter specifically stating that it is for use in the preparation thereof; and, provided further, that the Company shall not be liable to any Holder of Registrable Securities, any person who participates as an underwriter in the offering or sale of Registrable Securities, if any, or any other person, if any, who controls such underwriter within the meaning of the Securities Act, pursuant to this Section with respect to any preliminary disclosure document or the final disclosure document or the final disclosure document as amended or supplemented as the case may be, to the extent that any such loss, claim, damage or liability of such underwriter or controlling person results from the fact that such underwriter sold Registrable Securities to a person to whom there was not sent or given, at or prior to the written confirmation of such sale, a copy of the final disclosure document or of the final disclosure document as then amended or supplemented, whichever is most recent, if the Company has previously furnished copies thereof to such underwriter and such final disclosure document, as then amended or supplemented, had corrected any such misstatement or omission. The indemnity provided for herein shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder or any such director, officer, general partner, limited partner, managing director, underwriter or controlling person and shall survive the transfer of such securities by such Holder.

               (b)  Indemnification by the Holders and Underwriters. The Company may require, as a condition to including any Registrable Securities in any Registration Statement filed in accordance with the provisions hereof, that the Company shall have received an undertaking reasonably satisfactory to it from the Holders or any underwriter, to indemnify and hold harmless (in the same manner and to the same extent as set forth in paragraph (a) above) the Company and its directors, officers, controlling persons and all other prospective sellers and their respective directors, officers, general and limited partners, managing directors, and their respective controlling persons with respect to any statement or alleged statement in or omission or alleged omission from such Registration Statement, any preliminary, final or summary disclosure document contained therein, or any amendment or supplement, if such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company or its representatives through an instrument duly executed by or on behalf of such Holder or underwriter specifically stating that it is for use in the preparation of such Registration Statement, preliminary, final or summary disclosure document or amendment or supplement, or a document incorporated by reference into any of the foregoing. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any of the Holders, underwriters or any of their respective directors, officers, general or limited partners, managing directors or controlling persons and shall survive the transfer of such securities by such Holder, provided, however, that no such Holder shall be liable in the aggregate for any amounts exceeding the product of the sale price per Registrable Security and the number of Registrable Securities being sold pursuant to such Registration Statement or disclosure document by such Holder.

               (c)  Notices of Claims, etc. Promptly after receipt by an indemnified party hereunder of written notice of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this Section 2.7, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, promptly give written notice to the indemnifying party of the commencement of such action, provided that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under the preceding subsections of this Section, except to the extent that the indemnifying party is actually materially prejudiced by such failure to give notice. In case any such action is brought against an indemnified party, unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim, the indemnifying party will be entitled to participate in and, jointly with any other indemnifying party similarly notified, to assume the defense thereof, to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof, unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties arises in respect of such claim after the assumption of the defense thereof, and the indemnifying party will not be subject to any liability for any settlement made without its consent (which consent shall not be unreasonably withheld). No indemnifying party will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel in any single jurisdiction for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the fees and expenses of such additional counsel or counsels as may be reasonably necessary. Notwithstanding anything to the contrary set forth herein, and without limiting any of the rights set forth above, in any event any party will have the right to retain, at its own expense, counsel with respect to the defense of a claim.

               (d)  Other Indemnification. Indemnification similar to that specified in the preceding subsections of this Section 2.7 (with appropriate modifications) shall be given by the Company and each Holder with respect to any required Registration or other qualification of securities under any federal or state law or regulation or governmental authority other than the Securities Act.

               (e)  Contribution. In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in this Section 2.7 is for any reason held to be unenforceable although applicable in accordance with its terms, the Company, the Holders and the underwriters shall contribute to the aggregate losses, liabilities, claims, damages and expenses of the nature contemplated by such indemnity agreement incurred by the Company, the Holders and the underwriters, in such proportions that the underwriters are responsible for that portion represented by the percentage that the underwriting discount appearing in the disclosure document bears to the initial public offering price appearing therein and the Company and the holders of Registrable Securities are responsible for the balance; provided, however, that no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. As between the Company and the Holders, such parties shall contribute to the aggregate losses, liabilities, claims, damages and expenses of the nature contemplated by such indemnity agreement in such proportion as shall be appropriate to reflect (x) the relative benefits received by the Company, on the one hand, and the Holders of the Registrable Securities included in the offering, on the other hand, from the offering of the Registrable Securities and any other securities included in such offering, and (y) the relative fault of the Company, on the one hand, and the Holders of the Registrable Securities included in the offering, on the other, with respect to the statements or omissions which resulted in such loss, liability, claim, damage or expense, or action in respect thereof, as well as any other relevant equitable considerations. The relative benefits received by the Company, on the one hand, and the Holders on the other, with respect to such offering shall be deemed to be in the same proportion as the total purchase price paid to the Company in respect of the Registrable Securities plus the total net proceeds from the offering of any securities included in such offering (before deducting expenses) received by the Company bears to the amount by which the total net proceeds from the offering of Registrable Securities (before deducting expenses) received by the Holders with respect to such offering exceeds the purchase price paid to the Company in respect of the Registrable Securities, and in each case the net proceeds received from such offering shall be determined as set forth in the disclosure document. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or the Holders, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Holders agree that it would not be just and equitable if contribution pursuant to this Section

2.7 were to be determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to herein. Notwithstanding anything to the contrary contained herein, the Company and the holders of Registrable Securities agree that any contribution required to be made by such holder pursuant to this Section 2.7(e) shall not exceed the net proceeds from the offering of Registrable Securities (before deducting expenses) received by such Holder with respect to such offering. For purposes of this Section, each Person, if any, who controls a holder of Registrable Securities or an underwriter within the meaning of Section 15 of the Securities Act shall have the same rights to contribution as such holder or Underwriter, and each director of the Company, each officer of the Company who signed the Registration Statement, and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act shall have the same rights to contribution as the Company.

          2.8. Reports Under Securities Exchange Act of 1934. With a view to making available to the Investors the benefits of Rule 144 promulgated under the Securities Act (“Rule 144”) and any other rule or regulation of the Commission that may at any time permit an Investor to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

               (a)  make and keep public information available, as those terms are understood and defined in Rule 144, at all times after ninety (90) days after the effective date of the first Registration Statement filed by the Company for the offering of its securities to the general public so long as the Company remains subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;

               (b)  take such action, including the voluntary registration of its Common Stock under Section 12 of the Exchange Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first Registration Statement filed by the Company for the offering of its securities to the general public is declared Effective;

               (c)  file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

               (d)  furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after ninety (90) days after the Effective Date of the first Registration Statement filed by the Company), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the Commission which permits the selling of any such securities without registration or pursuant to such form.

Notwithstanding the foregoing, the Company may deregister any class of its equity securities under Section 12 of the Exchange Act or suspend its duty to file reports with respect to any class of its securities pursuant to Section 15(d) of the Exchange Act if it is then permitted to do so pursuant to the Exchange Act and the rules and regulations thereunder.

          2.9. Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned (but only with all related obligations and in compliance with the terms and conditions of the Stockholders’ Agreement) by a Holder (a) in connection with any transfer or assignment by a Holder of Series D Shares, any transferee or assignee, or (b) in connection with any transfer or assignment by a Holder of any number of shares to (i) any partner, retired partner, member or shareholder of such Holder or any transfer to spouses and ancestors, lineal descendants and siblings of such partners, members or shareholders or spouses who acquire Registrable Securities by gift, will, intestate succession or otherwise or (ii) to any Affiliate of a Holder, provided that the Company is given notice of such transfer (including the name and address of such transferee) within a reasonable time thereafter and any such transferee shall agree to become subject to the obligations of the Holders under this Agreement. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of a partnership or limited liability company who are partners or retired partners of such partnership or members of such limited liability company (including spouses and ancestors, lineal descendants and siblings of such partners or spouses who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership or limited liability company; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under Section 2.

          2.10. Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Requisite Series D Holders, enter into any agreement other than this Agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 2.1, 2.2 or 2.3 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of his securities will not reduce the amount of the Registrable Securities of the Holders which is included or (b) to make a demand registration which could result in such registration statement being declared effective prior to the earlier of the third anniversary of the Closing Date or within one hundred eighty (180) days of the Effective Date of any Registration effected pursuant to Section 2.1

     3.     Covenants of the Company.

          3.1. Affirmative Covenants. The Company covenants and agrees that on and after the Closing Date and until the consummation of a Qualified Public Offering it will:

               (a)  Inspection Rights. Permit during normal business hours, upon reasonable request and reasonable notice, each Qualified Holder and each of its employees, agents and representatives thereof, to examine and make copies of and extracts from the records and books of account of, and visit and inspect the properties, assets, operations and business of the Company and any Subsidiary, and to discuss the affairs, finances and accounts of the

Company and any Subsidiary with any of its officers, consultants, directors, employees, attorneys or independent accountants.

               (b)  Budgets Approval. At least thirty (30) days prior to the commencement of each fiscal year, prepare and submit to, and obtain in respect thereof the approval of the Board of Directors, a business plan and monthly operating budget in detail for such fiscal year.

               (c)  Financing. Promptly, fully and in detail, inform all of the members of the Board of Directors of any discussions, offers or contracts relating to possible financings of any material nature for the Company or any Subsidiary, whether initiated by the Company, any Subsidiary or any other Person.

               (d)  Meetings of Directors. Hold meetings of the Board of Directors not less than on a quarterly basis.

               (e)  By-Laws: Meetings and Indemnification. Use its best efforts to at all times cause its By-Laws to provide that (i) any director shall have the right to call a meeting of the Board of Directors, (ii) any holder or holders of at least 25% of the outstanding shares of Series C Preferred Stock or Series D Shares shall have the right to call a meeting of stockholders and (iii) at least 24 hours prior notice shall be given to each director prior to a special meeting of the Board of Directors. The Company shall at all times maintain provisions in the Certificate of Incorporation or the By-Laws indemnifying all officers and directors against liability to the maximum extent permitted under the laws of the state of its incorporation.

               (f)  Entity Existence, etc. Maintain, and cause each of the Subsidiaries to maintain, their respective corporate, partnership or limited liability company existence, Proprietary Rights, other rights and franchises in full force and effect.

               (g)  Properties, Business, Insurance. Maintain, and cause each of the Subsidiaries to maintain, as to their respective properties and business, with financially sound and reputable insurers, insurance against such casualties and contingencies and of such types and in such amounts as is customary for companies of a similar size and financial condition similarly situated within the same industry.

               (h)  Expenses of Directors. Promptly reimburse each director and any Observer (as such term is defined in Article V of the Stockholders’ Agreement) for all of their reasonable out-of-pocket, expenses incurred in attending each meeting of the Board of Directors or any committee thereof.

               (i)  Compliance with Laws. Comply, and cause each Subsidiary to comply, in all material respects with all applicable laws, rules, regulations and orders.

               (j)  Keeping of Records and Books of Account. Keep, and cause each Subsidiary to keep, adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied (except for changes permitted by GAAP), reflecting all financial transactions of the Company and such Subsidiary, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

               (k)  Size of Board and Committees. Fix and maintain the number of and the selection of directors on the Board of Directors in accordance with the terms and conditions set forth in Article V of the Stockholders Agreement.

               (l)  Rule 144A Information. At all times during which the Company is neither subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, nor exempt from reporting pursuant to Rule 12g3-2(b) under the Exchange Act, promptly as practicable (in any event not later than twenty (20) days after initial request) in written form, upon the written request of any Holder, furnish all information required by Rule 144A(d)(4)(i) of the General Regulations promulgated by the Commission under the Securities Act (“Rule 144A Information”). The Company further covenants, upon written request, as promptly as practicable (in any event not later than twenty (20) days after initial request) to cooperate with and assist any Qualified Holder or any member of the NASD system for Private Offerings Resales and Trading through Automated Linkage (“PORTAL”) in applying to designate and thereafter maintain the eligibility of the Registrable Securities for trading through PORTAL. The Company’s obligations under this Section 3.1(l) shall at all times be contingent upon the relevant holder’s obtaining from a prospective purchaser an agreement to take all reasonable precautions to safeguard the Rule 144A Information from disclosure to anyone other than a Person who will assist such purchaser in evaluating the purchase of the Registrable Securities.

               (m)  Reporting Requirements. Furnish the following to each Qualified Holder:

                    (i)  Monthly Reports: as soon as available and in any event within 30 days (or, in the case of the last calendar month of each fiscal year, 60 days) after the end of each calendar month of the Company, consolidated balance sheets of the Company and the Subsidiaries as of the end of such month and consolidated statements of income and statements of cash flows and changes in stockholders’ equity of the Company and the Subsidiaries for such month (and, in the case of the last calendar month of each fiscal quarter, such fiscal quarter) and for the period commencing at the end of the previous fiscal year and ending with the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, and including comparisons to the budget or business plan and an analysis of the variances from the budget or plan, prepared in accordance with GAAP consistently applied;

                    (ii)  Quarterly Financials: within forty-five (45) days after the end of each of the first three Fiscal Quarters, consolidated financial information regarding the Company and its Subsidiaries, certified by the Chief Financial Officer of the Company, including (A) unaudited balance sheets as of the close of such Fiscal Quarter and the related statements of income and cash flow for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter and (B) unaudited statements of income and cash flows for such Fiscal Quarter, in each case setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the Projections for such Fiscal Year, all prepared in accordance with GAAP (subject to normal year-end adjustments). Such financial information shall be accompanied by the certification of the Chief Financial Officer of the Company that such financial information presents fairly in accordance with GAAP (subject to normal year-end adjustments) the financial position, results of operations and statements of cash flows of the Company and its Subsidiaries, on a consolidated basis, as at the end of such Fiscal Quarter and for the period then ended. In addition, the Company shall deliver to each Qualified Purchaser, within forty-five (45) days after the end of each of the first three Fiscal Quarters, a management discussion and analysis which includes a comparison to budget for that Fiscal Quarter and a comparison of performance for that Fiscal Quarter to the corresponding period in the prior year;

                    (iii)  Annual Reports: as soon as available and in any event within 90 days after the end of each fiscal year of the Company, a copy of the annual audit report for such year for the Company and the Subsidiaries, including therein consolidated balance sheets of the Company and the Subsidiaries as of the end of such fiscal year and consolidated statements of income and statements of cash flows and changes in stockholders’ equity of the Company and the Subsidiaries for such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, all such consolidated statements to be duly certified by an independent public accountant of recognized national standing approved by the Board of Directors;

                    (iv)  Officer’s Certificate: as soon as possible and in any event within 60 days after the end of each fiscal year of the Company, a certificate executed by a duly authorized officer of the Company representing as to the compliance of the Company with the provisions of Section 3.1 and 3.2, and

                    (v)  Reports and Other Information: within 10 days after receipt, publication, commencement or occurrence, copies of all consulting reports, management reports, notices of all material actions, filings made with the Commission, such information as the Company or any Subsidiary shall make available to any of its stockholders and such other information as any Qualified Holder shall reasonably request.

               (n)  Reports to Directors. Furnish the following to each member of the Board of Directors:

                    (i)  Accountant’s Letters: within 10 days after receipt, copies of all accountant’s internal control letters and reports to management;

                    (ii)  Notice of Adverse Changes: promptly after the occurrence thereof and in any event within 10 days after each occurrence, notice of any default under any material agreement; or any material litigation, proceedings, suits or investigations affecting the Company or any Subsidiary; or any material adverse change in the business, assets, operations or condition of the Company or any Subsidiary; and

                    (iii)  SEC Filings: within 10 days of occurrence, copies of all filings made with the Commission.

               (o)  Key Man Life Insurance. The Company shall maintain such a key person insurance policy obtained pursuant to Section 8.1(l) of the Purchase Agreement, or any replacement therefore, in a face amount of not less than $5,000,000 on the life of Michael Stanfield, with the benefits under such policy payable to the Company.

          3.2. Negative Covenants. Other than in respect of a transaction that complies with the provisions of Article III and IV of the Stockholders’ Agreement, the Company covenants and agrees that on and after the Closing Date and until the consummation of a Qualified Public Offering it will not, without the prior written consent of each of (i) the Requisite Series D Holders, and (ii) the Requisite Series C Holders, voting separately:

               (a)  Distributions. Make, or permit any Subsidiary to make, any Distribution except:

                    (i)  the Company may comply with any specific mandatory provisions of the terms of the Preferred Stock as set forth in the Certificate of Incorporation; and

                    (ii)  the declaration and payment of cash dividends by any Subsidiary on its Equity Securities to the Company or a Wholly-Owned Subsidiary.

               (b)  Equity Securities. Authorize, issue or enter into, or permit any Subsidiary to authorize, issue or enter into, any agreement providing for the issuance (contingent or otherwise) of any capital stock or any other Equity Securities (including debt securities) of the Company or any Subsidiary, except for Permitted Equity Issuances; or reclassify, or permit any Subsidiary to reclassify, any of its capital stock as in existence on the date hereof.

               (c)  Dealings with Affiliates. Enter into, or permit any Subsidiary to enter into, any transaction(s) (including, without limitation, any loans or extensions of credit, release of guarantee, management contract or royalty agreements, deferred or contingent compensation agreement, consulting or other agreement) with any Affiliate, except transactions in the ordinary course of business and at prices and on terms not less favorable to the Company or such Subsidiary than could be obtained on an arms-length basis from unrelated third parties and otherwise approved by the disinterested members of the Board of Directors.

               (d)  Compensation to Key Employees. Enter into, amend, modify or waive, or permit any Subsidiary to enter into, amend, modify or waive, any employment, benefit or compensation arrangement with any Key Employee or pay to any Key Employee compensation in excess of that approved by the Compensation Committee of the Board of Directors.

               (e)  Sale of Assets. Neither the Company nor CreditComm shall sell, transfer, convey, assign or otherwise dispose of any of its properties or other assets or any of their Accounts, having an aggregate fair market value equal to or in excess of ten percent (10%) of the Company’s total assets (determined with reference to book value) during any consecutive 12-month period, other than (a) the sale of Inventory in the ordinary course of business, and (b) the sale, transfer, conveyance or other disposition by the Company or CreditComm of Equipment, Fixtures or real estate that are obsolete or no longer used or useful in its business.

               (f) Intentionally Omitted.

               (g)  Liquidation. Liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction, or permit any Subsidiary to liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction.

               (h)  Acquisitions. Make, or permit any Subsidiary to make, any Acquisition in which the aggregate consideration paid exceeds $6,000,000.

               (i)  Amendments. Amend or waive any provision of the Certificate of Incorporation or the By-Laws in any way that would adversely affect the liquidation preferences, dividend rights, voting rights or other rights of the holders of the Series D Preferred Stock or otherwise change the terms of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, or Series D Preferred Stock.

               (j)  Other Agreements. Enter into any agreement in which the terms of such agreement would restrict or impair the right to perform of the Company or any Subsidiary under this Agreement, the Certificate of Incorporation or any other Related Agreement.

               (k)  Stock Option Plans. Neither the Company nor CreditComm shall:

(A) Increase the number of options available for issuance, cancel the number of options currently issued and reissue such options (except to the extent such reissued options have an exercise price in excess of the Applicable Conversion Value of the Series D Stock and such reissuance does not require application of variable plan accounting treatment), or amend the exercise price for the currently issued options under the Stock Option Plan; provided, however, that the Company shall be permitted to cancel options of an employee upon the termination of such employee’s employment with the Company and reissue the same in accordance with the terms of the Stock Option Plan; or

(B) Except as permitted by clause (A) of this Section 3.2(k), adopt, or amend or waive any provision of, any qualified or non-qualified stock option plan or agreement, employee stock ownership plan, stock plan or any restricted stock grant (including, without limitation, the Stock Option Plan) without the approval of the disinterested members of the Board of Directors.

               (l)  Indebtedness.

                    (i)  Create, incur, assume or permit to exist, or permit any Subsidiary to create, incur, assume or permit to exist, aggregate Indebtedness at any time in excess of the levels set forth on Exhibit G to the Purchase Agreement, which shall exclude (without duplication) (A) the Note and the other Obligations, (B) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law, (C) any Indebtedness set forth in Disclosure Schedule (7.5) of the Purchase Agreement, and (D) any Permitted Secured Indebtedness.

                    (ii)  Directly or indirectly, voluntarily purchase, redeem, defease or prepay, or permit any Subsidiary to directly or indirectly, voluntarily purchase, redeem, defease or prepay, any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness (excluding the Obligations),

               (m)  Capital Structure and Business. Make any changes in any of its business objectives, purposes or operations which could in any way reasonably be expected to adversely affect the repayment of the Note or any of the other Obligations or the Series D Stock or could reasonably be expected to have or result in a Material Adverse Effect, or amend its charter, operating agreement or bylaws in a manner which would adversely affect EFX, the Note, the Series D Stock, or its duty or ability to repay the Obligations, or engage in any business other than the businesses currently engaged in by it and its Subsidiaries on the Closing Date and after giving effect to the consummation of the Related Transactions (as such term is defined in the Purchase Agreement) or businesses reasonably incidental thereto.

               (n)  Liens. Create, incur, assume or permit to exist, or permit any Subsidiary to create, incur, assume or permit to exist, any Lien on or with respect to any of its other properties or assets (whether now owned or hereafter acquired) except for (i) Permitted Encumbrances (as such term is defined in the Purchase Agreement) and (ii) Permitted Secured Indebtedness (as such term is defined in the Purchase Agreement).

          3.3. Right of First Offer.

               (a)  Right of First Offer. Before the Company shall issue, sell or exchange, agree or obligate itself to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange any Equity Securities to one or more Persons, the Company shall, in each case, first offer (the “Offer”) to sell such Equity Securities (the “Offered Securities”) to each Qualified Holder and each other holder of at least 700 shares of Common Stock, (determined on an “as if converted” basis and subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event) (collectively, the “Offerees”) up to a Pro Rata number of shares of Offered Securities, at a price and on such other terms as applicable to such issuance, sale or exchange of Offered Securities. The Company shall provide a written notice (the “Offer Notice”) of the Offer to each Offeree, which may accept the Offer by providing a written notice of acceptance of the Offer to the Company within ten (10) days of delivery of the Offer Notice. If any Offeree does not purchase any or all of its Pro Rata portion of the Offered Securities, the other Offerees shall have the right to purchase such portion until all of the Offered Securities are purchased or until such other Offerees do not desire to purchase any more Offered Securities. In the event that the Offer is not accepted by all Offerees, the Company shall have ninety (90) days, commencing on the tenth (10th) day following delivery of the Offer Notice, in which to sell the Offered Securities with respect to which an Offer was accepted. The material terms of such sale, including, without limitation, price and form of consideration, shall be as set forth in the Offer Notice. If at the end of such 90-day period the other Persons have not completed the purchase of all the Offered Securities, the provisions of this Section 3.3 shall continue to be in effect. Concurrently with the sale of the Offered Securities to the other Persons, the Offerees shall purchase, and the Company shall sell to the Offerees, that number of Offered Securities specified in the notices of acceptance of the Offerees, upon the terms and conditions specified in the Offer.

               (b)  Exceptions. The rights of the Offerees under this Section 3.3 shall not apply to Permitted Equity Issuances.

               (c)  Governmental Approvals. Whenever an Offeree is entitled to purchase Offered Securities under Section 3.3, any closing time period shall be tolled until all requisite governmental approvals are obtained. The Company agrees to use its best efforts to assist in obtaining all such governmental approvals and to pay all reasonable out-of-pocket expenses (including reasonable fees and out-of-pocket expenses of legal counsel) incurred by an Offeree in connection with obtaining all such governmental approvals including, without limitation, all expenses incurred pursuant to, if applicable, filings under the Hart-Scott-Rodino Improvements Act of 1976.

               (d)  Termination. The rights of the Offerees under this Section 3.3 shall terminate immediately prior to the effectiveness of the Registration Statement with respect to a Qualified Public Offering, but expressly conditioned on the consummation of a Qualified Public Offering.

          3.4. Protective Provisions. From and after the Closing Date, and prior to the Termination Date, the Company shall not, without first obtaining the prior written consent of the Requisite Series D Holders:

               (a)  alter or change the rights, preferences, privileges, restrictions or powers of the shares of Series D Preferred Stock;

               (b)  increase or decrease (other than by conversion) the total number of authorized shares of Preferred Stock or Common Stock;

               (c)  authorize, create or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security, having a preference over, or being on a parity with, the Series D Preferred Stock with respect to dividends, liquidation, redemption, antidilution or voting;

               (d)  reclassify any outstanding securities of the Company into any other equity security, including any other security convertible into or exercisable for any equity security, having a preference over, or being on a parity with, the Series D Preferred Stock with respect to dividends, liquidation, redemption, antidilution or voting;

               (e)  permit any subsidiary to issue or sell, or obligate itself to issue or sell, except to the Company or any wholly-owned subsidiary of the Company, any capital stock, membership interest, or other equity interest of such subsidiary;

               (f)  redeem, purchase or otherwise acquire (or pay into or set funds aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Company or any subsidiary pursuant to agreements under which the Company has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment, or through the exercise of any right of first refusal;

               (g)  amend the Certificate of Incorporation or By-laws to increase or decrease the authorized number of members of the Board of Directors; or

               (h)  declare, pay or set aside for payment any dividend on any shares of the Company’s capital stock, other than for a stock split effected by a stock dividend in connection with a Qualified Public Offering.

          3.5. Termination of Covenants.

               (a)  The covenants set forth in Sections 3.1 through Section 3.3 shall terminate as to each Qualified Holder and be of no further force or effect (i) immediately prior to the consummation of a Qualified Public Offering, or (ii) upon termination of the entire Agreement upon a change in control of the Company, as provided in Section 4.1.

               (b)  The covenants set forth in Sections 3.1(b) and 3.1(m) shall terminate as to each Qualified Holder and be of no further force or effect when the Company first becomes subject to the periodic reporting requirements of Sections 13 or 15(d) of the Exchange Act, if this occurs earlier than the events described in Section 3.5(a) above.

     4.     Miscellaneous.

          4.1. Termination of Entire Agreement Upon Change of Control. This Agreement shall terminate, and have no further force and effect, upon the closing of (a) the Company’s sale of all or substantially all of its assets following which the Company is liquidated or wound down, (b) the acquisition of the Company by another entity by means of merger or consolidation (other than a merger effected solely for the purpose of changing the domicile of the Company) resulting in the exchange of all of the outstanding shares of the Company’s capital stock held by the Investors for publicly-traded securities or cash or a combination thereof, or (c) any other transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of, provided that the entire consideration received by the Investors pursuant to such sale or acquisition consists solely of publicly-traded securities or cash, or a combination thereof. As used in this Section 4.1 “publicly-traded securities” means any security for which is listed on the Nasdaq National Market or on the New York Stock Exchange, provided that no stockholder of the Company, including all of its affiliated entities, in the aggregate receives more than 5% of the outstanding number of such securities.

          4.2. Successors and Assigns. Except as otherwise provided in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties (including transferees of any of the Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

          4.3. Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the Company and (a) the holders of 66 2/3% of the Registrable Securities then outstanding, (b) the Requisite Series C Holders, and (c) the Requisite Series D Holders. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each party to this Agreement, regardless of whether such party has signed such amendment or waiver, each then current or future holder of all such Registrable Securities, and the Company.

          4.4. Notices. Unless otherwise provided, any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by telegram or fax, or forty-eight (48) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such party’s address or fax number as set forth below such party’s name on the signature pages hereto or as subsequently modified by written notice to each other party.

          4.5. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

          4.6. Governing Law. This Agreement and all acts and transactions pursuant hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws.

          4.7. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          4.8. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

          4.9. Aggregation of Stock. All shares of the Registrable Securities held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

          4.10. Waiver of Shares Issuance Restrictions, Rights of First Offer and Amendment Restrictions. By execution of this Agreement below, each of Loeb and the holders of the Company’s Series C Preferred Stock, and each of them, hereby consent to the issuance of the Note to EFX as contemplated by the Purchase Agreement pursuant to Section 6.02 of the Series Agreement and waive any rights to notice or to acquire the Note, shares of Series D Preferred Stock issuable upon conversion of the Note, and any shares of Common Stock issuable upon conversion of the Series D Preferred Stock to which they may be entitled, including but not limited to those provided in Article 10 of the Series C Purchase Agreement (such waiver intended to apply to all holders of Registrable Securities under the Series C Purchase Agreement) and hereby consent to the amendments of the Certificate of Incorporation made in connection with the Purchase Agreement pursuant to Section 6.09.

          4.11. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto are expressly canceled.

          4.12. Effectiveness of Agreement. This Agreement shall become effective upon execution by (1) the Company, (2) the Requisite Series C Holders, and (3) Loeb. Upon effectiveness of this Agreement, (y) the Series C Purchase Agreement shall be amended by the deletion of Articles 5, 6, 7, 8, 9, 10 and 12 in their respective entireties, and the parties thereto shall have no rights or obligations under such Articles, and (z) the Registration Rights Agreement shall be terminated, and the parties thereto shall have no rights or obligations thereunder.

          4.13. Events of Noncompliance.

               (a)  Any of the following events shall be an “Event of Noncompliance”: (i) the Company fails to make any cumulative dividend or liquidation payment with respect to the Series C Preferred Stock which it is obligated to make under the Certificate of Incorporation, regardless of whether or not such payment is legally permissible or funds are legally available therefor; (ii) any representation or warranty made or deemed made by the Company in the Series C Purchase Agreement, this Agreement, the Stockholders’ Agreement, or which is contained in any certificate, document, opinion, financial or other statement furnished at any time under or in connection herewith, the Purchase Agreement, or the Stockholders’ Agreement shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or (iii) the Company or Loeb shall fail to perform or observe any term, covenant or agreement contain herein, in the Certificate of Incorporation or in the Stockholders’ Agreement and such failure shall continue unremedied for 3 consecutive days after notice thereof.

               (b)  If any Event of Noncompliance has occurred and is continuing, dividends shall accrue from day to day and shall be payable quarterly in arrears on the Series C Preferred Stock at a rate per annum equal to 18%. The imposition of the dividend rate under the operation of this paragraph shall terminate as of the close of business on the date on which no Event of Noncompliance exists, subject to subsequent impositions pursuant to this Section 4.13. If any Event of Noncompliance exists, each Investor shall also have any other rights which such holder is entitled to under any contract or agreement at any time and any other rights which such holder may have pursuant to applicable law.

          4.14. Confidentiality. Each Investor agrees not to use Confidential Information (as hereinafter defined) of the Company obtained by it pursuant to this Agreement for its own use or for any purpose except to evaluate and enforce its investment in the Company and to enforce its rights as an Investor. Except as permitted hereunder, each Investor agrees not to disclose or divulge any such Confidential Information to any third parties during the term of this Agreement. Each transferee of Registrable Securities who receives Confidential Information shall agree to be bound by such provisions. For purposes of this Section 4.14, “Confidential Information” shall mean any non-public written records and documents and non-public information and data relating to the Company, its subsidiaries or its business furnished or provided pursuant to inspection or visitation rights to an Investor or its representatives either before or after the date of this Agreement; provided, however, that Confidential Information shall not include any information: (a) that is or becomes publicly known (other than as a result of a breach by an Investor or its representatives of this Section 4.14); (b) that has been or shall be otherwise independently acquired by or developed by an Investor without violating the terms of this Agreement; or (c) is known by an Investor or its representatives prior to its disclosure to Investor by the Company. The provisions of this Section 4.14 shall not apply: (i) to the extent that an Investor is required to disclose Confidential Information pursuant to any law, statute, rule or regulation or any order of any court or jurisdiction process of any person or entity; (ii) to the disclosure of Confidential Information to the Investor’s employees, attorneys, accountants, consultants, or other professional advisors; (iii) to the disclosure of Confidential Information to any entity controlling, controlled or under common control with an Investor, or to any stockholder, partner or member of an Investor which is a corporation, partnership or limited liability company; or (iv) to the disclosure of Confidential Information to a prospective transferee of securities which agrees to be bound by the provisions of this Section 4.14 in connection with the receipt of such Confidential Information.

[Signature Pages Follow]

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

INTERSECTIONS INC.

By:
Name:
Title:

SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT
DATED NOVEMBER      , 2001

“EXISTING INVESTORS”

LOEB HOLDING CORP.

By:
Name: Title:

LOEB CAPITAL MANAGEMENT, INC.

By:
Name: Title:

Thomas L. Kempner

TRUSTS F/B/O CHRISTOPHER KEMPNER, MARGARET KEMPNER, NINA KEMPNER, THOMAS NATHANIEL KEMPNER, TREVOR KEMPNER AND JESSICA KEMPNER DATED 3/7/00

By:
Name: Title:

SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT
DATED NOVEMBER      , 2001

“EXISTING INVESTORS”

CONNING CAPITAL PARTNERS V, L.P.

By:	Conning Investment Partners V, LLC, its General Partner

By:	Conning & Company, its Manager Member

By:
Name: Steven F. Piaker Title: Senior Vice President

RS-CO INVESTMENT FUND

By:
Name: Title:

SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT
DATED NOVEMBER      , 2001

“EFX”

CD HOLDINGS INC.

By:
Name: Title:

SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT
DATED NOVEMBER      , 2001

EXHIBIT A

EXISTING INVESTORS

	Number of	Number of shares	Number of shares	Number of shares
	shares of	of Series A	of Series B	of Series C
Name and Address	Common Stock	Preferred Stock	Preferred Stock	Preferred Stock

Loeb Holding Corporation	7,919	18,937.5	8,800	0
Loeb Capital Management	80	0	0	0
Thomas L. Kempner	0	400	0	0
Sidney R. Knafel	20	50	300	0
David McGough	238	0	0	0
Norman Mintz	60	150	100	0
David Philips	20	50	0	0
William J. Wilson	20	50	0	0
Ann Bernhard	20	50	0	0
Burnette Herrick	20	50	0	0
Joseph Lesser	40	100	0	0
William Perlmuth	20	50	0	0
John Rosenthal	20	50	0	0
Peter Tcherepnine	10	25	0	0
Harvey L. Tepner	15	37.5	0	0
Trust f/b/o Douglas R. Knafel and Andrew	0	0	300	0
G. Knafel dated 7/16/76
Thomas Nathaniel Kempner Trust	26.67	0	0	0
Trevor Kempner Trust	26.67	0	0	0
Jessica Kempner Trust	26.67	0	0	0
Margaret Kempner Trust	26.67	0	0	0
Nina Kempner Trust	26.67	0	0	0
Christopher Kempner Trust	26.67	0	0	0
Conning Capital Partners V, L.P.	0	0	0	15,000
Castle Creek Venture Fund LLC	0	0	0	1,000
MCP Global Limited	0	0	0	1,000
RS-Co Investment Fund	0	0	0	3,000
Michelle Paul	30	0	0	0
Rock Davis	176.25	0	0	0

Total	8,868.25	20,000	9,500	20,000

SCHEDULE A

STOCKHOLDERS

		Number of shares
	Number of shares	of Series A	Number of shares of
Name	of Common Stock	Preferred Stock	Series B Preferred Stock

Loeb Capital Management Inc.	80	0
Ann Bernhard	20	50
Burnette Herrick	20	50
Thomas L. Kempner	0	400
Sidney R. Knafel	20	50	300
Joseph Lesser	40	100
David McGough	238	0
Norman N. Mintz	60	150	100
William Perlmuth	20	50
David M. Phillips	20	50
John P. Rosenthal	20	50
Peter Tcherepnine	10	25
Harvey L. Tepner	15	37.5
Trust f/b/o Douglas R. Knafel and Andrew G. Knafel dated 7/16/76		0	300
William J. Wilson	20	50
Trusts f/b/o Christopher Kempner, Margaret Kempner, Nina Kempner, Thomas Nathaniel Kempner, Trevor Kempner and Jessica Kempner dated 3/7/00	160	0

Total	743	1,062.5	700